Exhibit (a)(1)(G)

Corporate Contact:
Ioannis Zafirakis
Director, Chief Financial Officer, Chief Strategy Officer, Treasurer and Secretary
Telephone: + 30-210-9470-100
Email: izafirakis@dianashippinginc.com
Website: www.dianashippinginc.com
Twitter: @Dianaship

Investor and Media Relations: Edward Nebb Comm-Counsellors, LLC Telephone: + 1-203-972-8350 Email: enebb@optonline.net

DIANA SHIPPING INC. ANNOUNCES PRELIMINARY RESULTS OF SELF TENDER OFFER FOR SHARES OF COMMON STOCK

ATHENS, GREECE, December 22, 2021 - Diana Shipping Inc. (NYSE: DSX) (the “Company”), a global shipping company specializing in the ownership of dry bulk vessels, today announced the preliminary results of its tender offer to purchase up to 3,529,411 shares of its common stock, par value $0.01 per share, at a price of $4.25 per share, net to the seller in cash, less any applicable withholding taxes and without interest. The tender offer expired at 5:00 P.M., Eastern Time, on December 21, 2021.
Based on a preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, the total number of shares tendered in the tender offer was 9,366,263 shares. In addition, there were 972,121 shares tendered pursuant to the guaranteed delivery procedure described in the tender offer documents. Because the preliminary information received from the depositary indicates that the tender offer was oversubscribed, it is expected that the number of shares that the Company will purchase from each tendering shareholder will be prorated so that the Company purchases a total of 3,529,411 shares in the tender offer for an aggregate purchase price of approximately $15 million.
The number of shares of common stock expected to be purchased by the Company, the aggregate purchase price for the shares, and the proration factor are preliminary and subject to final confirmation by the depositary and the proper delivery of shares tendered, including shares tendered pursuant to the guaranteed delivery procedure. The final results of the tender offer, including the final proration factor, will be announced promptly following completion of the confirmation process. Payment for shares of common stock accepted for purchase by the Company will be made in accordance with the terms of the tender offer promptly following final confirmation of the number of shares tendered and the final proration factor, and taking into account adjustments to avoid purchases of fractional shares. Certificates for all shares tendered and not purchased, including shares not purchased due to proration will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares to the tendering pursuant to the terms of the tender offer.
If shareholders have any questions, please call our information agent, Georgeson LLC, by telephone, toll free at (800) 248-7690.

About the Company
Diana Shipping Inc. is a global provider of shipping transportation services through its ownership of dry bulk vessels. The Company’s vessels are employed primarily on short to medium-term time charters and transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes.
Certain Information Regarding the Tender Offer
The information in this press release describing Diana Shipping Inc.’s tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of Diana Shipping Inc.’s common stock in the tender offer. The tender offer is being made only pursuant to the Offer to Purchase and the related materials that Diana Shipping Inc. is distributing to its shareholders, as they may be amended or supplemented. Shareholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the tender offer. Shareholders of Diana Shipping Inc. may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that Diana Shipping Inc. is filing with the Securities and Exchange Commission from the Securities and Exchange Commission’s website at www.sec.gov. Shareholders may also obtain a copy of these documents, without charge, from Georgeson LLC, the information agent for the tender offer, toll free at (800) 248-7690. Shareholders are urged to carefully read all of these materials prior to making any decision with respect to the tender offer. Shareholders and investors who have questions or need assistance may call Georgeson LLC, the information agent for the tender offer, toll free at (800) 248-7690. Parties outside the U.S. can reach the information agent at +1-781-575-2137.
Cautionary Statement Regarding Forward-Looking Statements
This press release, including the information we incorporate by reference, include "forward-looking statements," as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "projects," "likely," "will," "would," "could" and similar expressions or phrases may identify forward-looking statements.
All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.
The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in its records and other data available from third parties. Although Diana Shipping Inc. (the “Company”) believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond its control, cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Such statements reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company is making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated.
In addition to these important factors and matters discussed elsewhere herein, important factors that, in its view, could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to (i) the outcome of the tender offer, (ii) the strength of world economies, (iii) fluctuations in currencies and interest rates, (iv) general market conditions, including fluctuations in charter hire rates and vessel values, (v) changes in demand in the dry-bulk shipping industry, (vi) changes in the supply of vessels, including when caused by new newbuilding vessel orders or changes to or terminations of existing orders, and vessel scrapping levels, (vii) changes in the Company's operating expenses, including bunker prices, crew costs, drydocking and insurance costs, (viii) the Company’s future operating or financial results, (ix) availability of financing and refinancing and changes to the Company’s financial condition and liquidity, including the Company’s ability, (x) to pay amounts that it owes and obtain additional financing to fund capital expenditures, acquisitions and other general corporate activities and the Company’s ability to obtain financing and comply with the restrictions and other covenants in the Company’s financing arrangements, (xi) changes in governmental rules and regulations or actions taken by regulatory authorities, (xii) potential liability from pending or future litigation, (xiii) compliance with governmental, tax, environmental and safety regulation, any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) or other applicable regulations relating to bribery, (xiv) the impact of the discontinuance of LIBOR after 2021 on interest rates of any of the Company’s debt that reference LIBOR, (xv) the failure of counter parties to fully perform their contracts with the Company, (xvi) the Company’s dependence on key personnel, (xvii) adequacy of insurance coverage, (xviii) the volatility of the price of the Company’s common shares, (xix) the Company’s incorporation under the laws of the Marshall Islands and the different rights to relief that may be available compared to other countries, including the United States, (xx) general domestic and international political conditions or labor disruptions, (xxi) acts by terrorists or acts of piracy on ocean-going vessels, (xxii) the length and severity of the recent novel coronavirus (COVID-19) outbreak and its impact in the dry-bulk shipping industry, (xxiii) potential disruption of shipping routes due to accidents or political events, and (xiv) other important factors described from time to time in the reports filed by the Company with the Securities and Exchange Commission, or the SEC, and the New York Stock Exchange, or the NYSE.
We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.